NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 8, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 27, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. All Vale S.A. American Depositary Shares(Each representing One Class A Preferred Share) not previously tendered will be converted into 0.9342 of a share of Vale S.A. American Depositary Shares (Each representing one Common Share). This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Vale S.A. American Depositary Shares(Each representing One Class A Preferred Share) and does not affect the contunued listing on the NYSE of the Vale S.A. American Depositary Shares (Each representing one Common Share). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 27, 2017.